Exhibit 99.1
For Immediate News Release
April 29, 2009
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2009 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Attributable to Company Common Stockholders (“Net Income”) for the quarter ended March 31, 2009 was $47,425,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.59 for the quarter ended March 31, 2009, compared to EPS of $0.60 for the comparable period of 2008, a decrease of 1.7%.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended March 31, 2009 increased 2.4% to $1.27 per share from $1.24 per share for the comparable period of 2008.
FFO and Net Income for the quarter ended March 31, 2009 include the following non-routine items:
•	Incremental earnings due primarily to the recognition of the Company’s promoted interest in a joint venture of $3,894,000, or $0.05 per share; and

•	a gain of $1,062,000, or $0.01 per share from purchasing medium-term notes at a discount prior to the scheduled maturity.
In addition, the period-over-period results are impacted by the 2,627,000 additional shares issued in January 2009 as part of the special dividend declared in the fourth quarter of 2008.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said: “Portfolio operations performed largely as expected. The closing of our $740 million secured facility, the final closing of our $400 million acquisition fund and the reduction in our development activity all strengthen our liquidity and provide capital to pursue emerging investment opportunities. While accelerated job losses during the quarter will likely affect future rental demand, a strong balance sheet and access to cost effective capital help mitigate the overall financial impact.”
Operating Results for the Quarter Ended March 31, 2009 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $3,491,000, or 1.6% to $219,679,000. For Established Communities, rental revenue decreased 0.7% due to a decrease in economic occupancy of 0.9%, partially offset by an increase in Average Rental Rates of 0.2%. As a result, total revenue for Established Communities decreased $1,053,000 to $158,072,000. Operating expenses for Established Communities increased $1,197,000, or 2.4% to $52,046,000. Accordingly, Net Operating Income (“NOI”) for Established Communities decreased by $2,250,000, or 2.1% to $106,026,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter of 2008 to the first quarter of 2009:

1Q 09 Compared to 1Q 08

	Rental		Operating				% of
	Revenue		Expenses		NOI		NOI (1)

New England	(2.2%	)	(1.0%	)	(2.8%	)	19.4%
Metro NY/NJ	(1.5%	)	4.4%		(4.2%	)	26.3%
Mid-Atlantic/Midwest	0.8%		3.3%		(0.6%	)	16.7%
Pacific NW	0.6%		0.9%		0.4%		4.9%
No. California	1.6%		1.5%		1.7%		21.5%
So. California	(2.7%	)	4.9%		(5.6%	)	11.2%

Total	(0.7%	)	2.4%		(2.1%	)	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with generally accepted accounting principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. Both Rental Revenue with Concessions on a Cash Basis and on a GAAP basis for our Established Communities for the first quarter of 2009 decreased by 0.7% from the prior year period.

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Development Activity
During the first quarter of 2009, the Company completed the development of two communities: Avalon Morningside Park, located in New York, NY and Avalon at the Hingham Shipyard, located in Hingham, MA. These communities contain an aggregate 530 apartment homes and were completed for an aggregate Total Capital Cost of $172,500,000.
Investment Management Fund Activity
The Company currently has investments in and serves as the manager for two private, discretionary investment management vehicles.
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.
AvalonBay Value Added Fund II, L.P. (“Fund II”) is a private, discretionary investment vehicle with commitments from five institutional investors. In addition, the Company is an investor in Fund II.
As of March 31, 2009, Fund II equity commitments totaled $333,000,000, of which the Company committed $150,000,000, representing a 45% equity interest. As of March 31, 2009, no capital was contributed to Fund II and no investments were made.
In April 2009, the Company announced the second and final closing of Fund II. In this closing, total equity commitments to Fund II increased by $67,000,000 as a result of the following:
•	a new institutional investor made an equity commitment of $75,000,000;

•	an existing institutional investor increased its commitment by $17,000,000, based on terms of its existing commitment; and

•	the Company decreased its commitment by $25,000,000, based on terms of its existing commitment, decreasing the Company’s equity interest to approximately 31%.
With the final closing, Fund II equity commitments now total $400,000,000 (including the Company’s $125,000,000 commitment). Fund II can employ leverage of up to 65%, allowing for an investment capacity of approximately $1,100,000,000.
Financing, Liquidity and Balance Sheet Statistics
At March 31, 2009, $359,000,000 was outstanding under the Company’s $1,000,000,000 unsecured credit facility and the Company had $259,990,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity. Unencumbered NOI as a percentage of total NOI generated by real estate assets for the first quarter of 2009 was 77%. Interest Coverage for the first quarter of 2009 was 4.4 times.
New Financing Activity
In April 2009, the Company completed a 5.86% fixed rate, pooled secured financing transaction for aggregate borrowing of $741,140,000. The financing consists of fourteen separate mortgage loans each with a 10-year term. Each loan provides for payment of interest only during the first and second years of the loan term, with payment of principal and interest (based on a 30 year amortization schedule) thereafter and the remaining principal amount and any unpaid interest due at maturity on the tenth anniversary.
Debt Repayment Activity
In January 2009, the Company made a cash tender offer for any and all of its 7.5% medium-term notes due in August 2009 and December 2010. The Company purchased at par $37,438,000 principal amount of its $150,000,000, 7.5% medium-term notes due in August 2009. In addition, the Company purchased $64,423,000 principal amount of its $200,000,000, 7.5% medium-term notes due December 2010, at 98% of par, recording a gain of $1,062,000. All of the notes purchased in the tender offer were cancelled.
Second Quarter 2009 Financial Outlook
For the second quarter of 2009, the Company expects EPS in the range of $0.49 to $0.53 and expects Projected FFO per share in the range of $1.16 to $1.20.
The Company expects to release its second quarter 2009 earnings on July 29, 2009 after the market closes. The Company expects to hold a conference call on July 30, 2009 at 1:00 PM EDT to discuss the second quarter 2009 results.
Second Quarter 2009 Conference/Event Schedule
The Company is scheduled to participate in the NAREIT Institutional Investor Forum from June 3-5, 2009. The Company will present and conduct a question and answer session at the conference. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. Details on how to access related materials will be

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available beginning June 1, 2009 on the Company’s website at http://www.avalonbay.com/events.
Other Matters
The Company will hold a conference call on April 30, 2009 at 1:00 PM EDT to review and answer questions about this release, its first quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.
To hear a replay of the call, which will be available from April 30, 2009 at 2:00 PM EDT to May 6, 2009 at 11:59 PM EDT, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 92862758.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.
About AvalonBay Communities, Inc.
As of March 31, 2009, the Company owned or held a direct or indirect ownership interest in 173 apartment communities containing 50,291 apartment homes in ten states and the District of Columbia, of which 12 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter of 2009. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following Non-GAAP financial measures:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net Income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net Income is as follows (dollars in thousands):

	Q1	Q1
	2009	2008
Net income attributable to the Company	$47,425	$48,450
Dividends attributable to preferred stock	—	(2,175)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	53,525	49,785
Distributions to noncontrolling interests, including discontinued operations	25	57

FFO attributable to common stockholders	$100,975	$96,117

Average shares outstanding — diluted	79,792,281	77,440,892
Earnings per share — diluted	$0.59	$0.60

FFO per common share — diluted	$1.27	$1.24

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter of 2009 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q2 09	$0.49	$0.53
Projected depreciation (real estate related)	0.67	0.67
Projected gain on sale of operating communities	—	—

Projected FFO per share (diluted) — Q2 09	$1.16	$1.20

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, general and administrative expense, joint venture income, net income or expense attributable to noncontrolling interests, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or

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communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1
	2009	2008
Net income attributable to the Company	$47,425	$48,450
Indirect operating expenses, net of corporate income	8,575	8,458
Investments and investment management expense	916	1,219
Expensed development and other pursuit costs	1,093	500
Interest expense, net	29,157	27,661
General and administrative expense	7,247	8,119
Joint venture income	(3,457)	(34)
Net (income) loss attributable to noncontrolling interests	(324)	106
Depreciation expense	52,627	45,941
Income from discontinued operations	(53)	(4,820)

NOI from continuing operations	$143,206	$135,600

Established:
New England	$20,418	$20,999
Metro NY/NJ	28,071	29,291
Mid-Atlantic/Midwest	20,678	20,805
Pacific NW	5,214	5,193
No. California	20,299	19,969
So. California	11,346	12,019

Total Established	106,026	108,276

Other Stabilized	21,026	12,087
Development/Redevelopment	16,154	15,237

NOI from continuing operations	$143,206	$135,600

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2008 through March 31, 2009). A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q1	Q1
	2009	2008
Income from discontinued operations	$53	$4,820
Interest expense, net	88	530
Depreciation expense	13	2,851

NOI from discontinued operations	$154	$8,201

NOI from assets sold	$—	$8,201
NOI from assets held for sale	154	—

NOI from discontinued operations	$154	$8,201

Projected NOI, as used within this release for certain development and redevelopment communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or

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as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development and redevelopment communities, Projected NOI is calculated based on the first year of stabilized operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and market rents for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development and redevelopment communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1
	2009	2008
Rental revenue (GAAP basis)	$157,974	$159,070
Concessions amortized	2,172	1,636
Concessions granted	(1,830)	(1,289)

Rental revenue (with concessions on a cash basis)	$158,316	$159,417

% change — GAAP revenue		(0.7%)

% change — cash revenue		(0.7%)

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the three months ended March 31, 2009 as well as prior years’ activities is presented in the full earnings release.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

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A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2009 are as follows (dollars in thousands):

Net income attributable to the Company	$47,425
Interest expense, net	29,157
Interest expense (discontinued operations)	88
Depreciation expense	52,627
Depreciation expense (discontinued operations)	13

EBITDA	$129,310

EBITDA from continuing operations	$129,156
EBITDA from discontinued operations	154

EBITDA	$129,310

EBITDA from continuing operations	$129,156

Interest expense, net	29,157

Interest charges	29,157

Interest coverage	4.4

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction as presented in the full earnings release, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.

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Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2009 is as follows (dollars in thousands):

NOI for Established Communities	$106,026
NOI for Other Stabilized Communities	21,026
NOI for Development/Redevelopment Communities	16,154

Total NOI generated by real estate assets	143,206
NOI on encumbered assets	32,978

NOI on unencumbered assets	110,228

Unencumbered NOI	77.0%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations as of the beginning of the prior year. Therefore, for 2009, Established Communities are consolidated communities that have stabilized operations as of January 1, 2008 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents. By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

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